Exhibit 99.1

For more information: Jennifer Melsheimer
                      Investor Relations Manager
                      847/394-8730

FOR IMMEDIATE RELEASE

                      AMCOL INTERNATIONAL CORP. (NYSE:ACO)
                RECORDS $8.9 MILLION FOR INCOME FROM DISCONTINUED
            OPERATIONS; PREVIOUSLY REPORTED 2003 YEAR-END UNAUDITED
                             RESULTS TO BE REVISED

ARLINGTON HEIGHTS, ILL., Feb. 25, 2004-- AMCOL International Corp. (NYSE:ACO) today announced that it will revise its previously reported unaudited results for the fourth quarter and year-ended December 31, 2003 to include $8.9 million of income from discontinued operations, or $0.29 per diluted share for the fourth quarter and $0.30 per diluted share for the full year. The revision to earnings is associated with a reduction of the Company's estimated income taxes payable related to its discontinued U.K. metalcasting business, which was sold in 2001. This reduction was determined upon the completion of the audits of the Company's federal income tax return for years through 2001 by the Internal Revenue Service (IRS). Those audits resulted in an actual tax liability that was lower than the estimate of taxes payable related to those periods.

The IRS notified the Company, via a letter sent February 18, 2004, that the Congressional Joint Committee on Taxation had completed a review of their report in connection with its examination of the Company's federal income tax returns for the years through 2001. The Committee agreed with the conclusions in the report and, as a result, the Company adjusted its estimate of taxes payable to reflect the actual amount due as of Dec. 31, 2003, based upon the IRS report.

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AMCOL INTERNATIONAL CORP.
INCOME FROM DISCONTINUED OPERATIONS
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The Company will revise 2003 fourth quarter and year-end unaudited results originally reported on Jan. 20, 2004. The Company will report fourth quarter 2003 net income of $13.6 million or $0.45 per diluted share, compared with the $4.6 million or $0.15 per diluted share previously reported. Full-year results for 2003 will be revised to net income of $28.9 million or $0.97 per diluted share, compared with the $19.9 million or $0.67 per diluted share previously reported. Income from continuing operations will remain $4.6 million or $0.15 per diluted share for fourth quarter and $19.9 million or $0.67 per diluted share for the full-year 2003.

AMCOL's year-end Form 10-K will be filed in March 2004 with the revisions included.

AMCOL International Corp. is a specialty minerals company that produces and markets products for a wide range of industrial and consumer-related markets. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. The company's web site is www.amcol.com.

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